EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release dated March 20, 2007.

Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES MARCH CASH DISTRIBUTION
     DALLAS, Texas, March 20, 2007 – Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE – PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.100074 per unit, payable on April 16, 2007, to unit holders of record on March 30, 2007.
     This month’s distribution increased from the previous month due primarily to a slight increase in oil production in the both the Waddell Ranch and Texas Royalty Properties, and higher gas prices. This would primarily reflect production for the month of January. As of January 1, 2007, gas produced on the Waddell Ranch was sold to Duke Energy. During the transition from one system to another, certain volumes were not recorded and should be captured for next month. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 61,433 bbls and 241,361 mcf. The average price for oil was $49.24 per bbl and for gas was $7.94 per mcf. Capital expenditures were approximately $500,028. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil		Oil	Gas
	(Bbls)	Gas (Mcf)	(per Bbl)	(per Mcf)
Current Month	61,433	241,361	$49.24	$7.94

Prior Month	52,291	251,687	$54.53	$6.85
     Burlington Resources Oil and Gas Company has advised the Trustee that the capital expenditures budget for 2007 totals approximately $32.4 million, of which approximately $18.9 million (gross) is attributable to the 2007 drilling program, and $12.4 million (gross) to workovers and recompletions. Accordingly, there is a 9.0% decrease in capital expenditures for 2007 as compared with the 2006 capital expenditures. The major reason for the variance is the decrease in the number of planned capital drill wells. There will be 20 new drill wells in 2007 as compared to 26 in 2006.
     The 2006 tax information packets were mailed directly to unitholders as of the first of March. A copy of the 2006 Tax Information booklet is available on the Trust website.
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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